Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES SECOND QUARTER FISCAL 2010 RESULTS

Mountain Grove, Missouri (February 12, 2010) – First Bancshares, Inc. (“Company”) (NASDAQ - FstBksh: FBSI), the holding company for First Home Savings Bank (“Bank”), today announced earnings for the second quarter of its fiscal year ending June 30, 2010.

For the quarter ended December 31, 2009, the Company had net income of $47,000, or $0.03 per share – diluted, compared to a net loss of $3.0 million, or ($1.94) per share – diluted for the comparable period in 2008.  The increase in net income for the quarter ended December 31, 2009 when compared to the prior year is attributable primarily to the absence of a $51,000 negative provision for loan losses in the quarter ended December 31, 2009, compared to a provision of $4.2 million in the quarter ended December 31, 2008. In addition there was a decrease in non-interest expense between the quarters. These items were partially offset by decreases in net interest income and in non-interest income, and an increase in income tax expenses.

Net interest income decreased by $176,000 during the quarter ended December 31, 2009 compared to the prior year. This was the result of a decrease of $721,000, or 22.4%, in interest income from $3.2 million in the quarter ended December 31, 2008 to $2.5 million in the quarter ended December 31, 2009. This was partially offset by a decrease of $545,000, or 39.0%, in interest expense from $1.4 million in the 2008 quarter to $852,000 in the 2009 quarter. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 5.82% in the 2008 quarter to 4.99% in the 2009 quarter, and by a decrease in the average balance of interest-earning assets of $20.7 million from $219.1 million in 2008 to $198.4 million in 2009. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 2.78% in the 2008 quarter to 1.87% in the 2009 quarter, and by a decrease of $19.3 million in the average balances of interest-bearing liabilities from $199.4 million in the 2008 quarter to $180.1 million, in the 2009 quarter. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past 18 to 24 months.

There was a negative provision for loan losses of $51,000 during the quarter ended December 31, 2009 compared to a provision for loan losses of $4.2 million during the quarter ended December 31, 2008. The negative $51,000 was an offset to the $51,000 provision recorded in the quarter ended September 30, 2009 and was based on analyses performed by an outside consultant and by management which determined that the provision made in the September quarter resulted in an excess in the allowance for loan losses. In December 2008, following a change in management, the Company initiated an extensive review of its loan portfolio. The review resulted in the $4.2 million provision for loan losses during the quarter ended December 31, 2008, which was almost 80% of the $5.3 million provision for loan losses recorded during the fiscal year ended June 30, 2009. The analyses performed by the outside consultant and by management during the quarter ended December 31, 2009, determined that no addition provision for loan losses was needed for the quarter and that the $51,000 provision recorded in the quarter ended September 30, 2009, should be reversed.

Non-interest income decreased by $338,000, or 50.2%, from $674,000 during the three months ended December 31, 2008 to $336,000 during the three months ended December 31, 2009. This was the result of decreases of $100,000, $82,000, $58,000 and $12,000 in service charges and other fee income, gain on the sale of loans, income from bank owned life insurance, and other income, respectively, and to an increase of $93,000 in provision for loss on real estate owned. These items were partially offset by a decrease of $8,000 in net loss on the sale of property and equipment and real estate owned. The decrease in profit on the sale of loans was the result of  the closure of the Bank’s loan origination office prior to the end of fiscal 2009. The only profit recorded in the quarter ended December 31, 2009 was related to the sale of one loan originated for sale in the quarter. The decrease in service charges and other fee income appears to be  somewhat symptomatic of the financial services industry as a whole with account holders taking greater care that they do not overdraw  their accounts. The decrease in income on bank owned life insurance is the result of surrendering the policies between December 31, 2008 and September 30, 2009.

Non-interest expense decreased by $355,000 during the quarter ended December 31, 2009 compared to the same quarter one year earlier.  There were decreases of $195,000, $80,000 and $222,000 in compensation and employee benefits, occupancy and equipment expense and other expense, respectively. These decreases were partially offset by an increase of $150,000 in deposit insurance premiums. The decrease in compensation and benefits was the result of a decrease in staff levels, including the closing of the loan origination office just prior to the end of fiscal 2009. The decrease in occupancy and equipment expense was the result the closure of both the loan origination office and the prior loan origination office, which was in use through the end of calendar 2008. The increase in deposit insurance premiums was the result of a significant increase in the FDIC insurance rates.

For the six months ended December 31, 2009, the Company had net income of $246,000, or $0.16 per share – diluted, compared to a net loss of $2.8 million, or ($1.78) per share – diluted for the comparable period in 2008.  The increase in net income for the six months ended December 31, 2009 when compared to the prior year is attributable primarily to the absence of a provision for loan losses in the 2009 period compared to a provision of $4.4 million in the 2008 period. In addition there was a decrease in non-interest expense between the periods. These items were partially offset by decreases in net interest income and in non-interest income, and an increase in income tax expenses.

Net interest income decreased by $361,000 during the six months ended December 31, 2009 compared to the prior year. This was the result of a decrease of $1.5 million, or 22.2%, in interest income from $6.6 million in the six months ended December 31, 2008 to $5.2 million in the six months ended December 31, 2009. This decrease was partially offset by a decrease of $1.1 million, or 38.3%, in interest expense from $2.9 million in the six months ended December 31, 2008 to $1.8 million in the six months ended December 31, 2009. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 5.92% during the six months ended December 31, 2008 to 5.08% during the six months ended December 31, 2009, and by a decrease in the average balance of interest-earning assets of $20.9 million from $222.3 million in 2008 to $201.4 million in 2009. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 2.85% in the 2008 period to 1.93% in the 2009 period, and by a decrease of $18.3 million in the average balances of interest-bearing liabilities from $202.3 million in the 2008 period to $184.0 million, in the comparable 2009 period. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past 18 to 24 months.

There was no provision for loan losses during the six months ended December 31, 2009 compared to a provision for loan losses of $4.4 million during the six months ended December 31, 2008. The significant provision for loan losses during the six months ended December 31, 2008 is discussed above.

Non-interest income decreased by $565,000, or 39.5%, from $1.4 million during the six months ended December 31, 2008 to $866,000 during the six months ended December 31, 2009. This was the result of decreases of $211,000, $158,000, $97,000 and $30,000 in service charges and other fee income, gain on the sale of loans, income from bank owned life insurance, and other income, respectively, and to an increase of $120,000 in provision for loss on real estate owned. These items were partially offset by a $42,000 positive change in net loss on the sale of property and equipment and real estate owned. The decrease in profit on the sale of loans is due to the closure of the loan origination office prior to the end of fiscal 2009. The only profit recorded in the six months ended December 31, 2009 was related to the sale of one loan originated for sale during  the period.

Non-interest expense decreased by $649,000 during the six months ended December 31, 2009 compared to the same period one year earlier.  There were decreases of $390,000, $177,000 and $295,000 in compensation and employee benefits, occupancy and equipment expense and other expense, respectively. These decreases were partially offset by an increase of $210,000 in deposit insurance premiums.

Total consolidated assets at December 31, 2009 were $210.1 million, compared to $229.9 million at June 30, 2009, representing a decrease of $19.8 million, or 8.6%.  Stockholders’ equity at December 31, 2009 was $24.0 million, or 11.4% of assets, compared with $23.8 million, or 10.3% of assets, at June 30, 2009.  Book value per common share increased to $15.49 at December 31, 2009 from $15.32 at June 30, 2009. The increase in equity was primarily attributable to net income of $246,000 for the six month period. There was also an increase of $7,000, net of taxes, in the market value of available-for-sale securities.

Net loans receivable decreased $13.7 million, or 10.3%, to $119.5 million at December 31, 2009 from $133.2 million at June 30, 2009. The decrease in net loans receivable was due to a general decrease in the demand for loans resulting from more challenging economic conditions both nationally and within the Bank’s primary market area. In addition, $2.2 million in loans were charged off during the six month period and $3.3 million of loans was transferred to real estate owned or repossessed assets during the period. Customer deposits decreased $10.2 million, or 5.4%, to $179.1 million at December 31, 2009 from $189.2 million at June 30, 2009. Retail repurchase agreement balances decreased by $2.2 million, or 37.9%, to $3.5 million at December 31, 2009 from $5.7 million at June 30, 2009.

Non-performing assets increased during the first six months of fiscal 2010 by $385,000 from $5.0 million at June 30, 2009 to $5.4 million at December 31, 2009. There were increases of $2.3 million in real estate owned and repossessed assets and $556,000 in loans delinquent 90 days or more and still accruing. These increases were partially offset by a decrease of $2.4 million non-accrual loans. While there was a 7.3% increase in non-performing assets during the six months ended December 31, 2009, management believes that there was no single item or group of items the resolution of which will result in material loss to the Company.  Based on its analysis of delinquent loans, non-performing loans and classified loans, management believes that the Company’s allowance for loan losses of $2.0 million at December 31, 2009 was adequate to absorb known and inherent risks in the loan portfolio at that date. At December 31, 2009 the allowance for loan losses was 139.2% of non-performing loans as compared to 126.4% at June 30, 2009.

As was discussed in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 28, 2009, the Company and the Bank are operating under Cease and Desist Orders with the Office of Thrift Supervision (the “OTS”). In management’s opinion, all items required by the Company and the Bank under these orders through the six month period ended December 31, 2009 have been completed and/or complied with.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, and ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, our compliance with the Cease and Desist Orders, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  Thomas M. Sutherland, CEO - (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter		Six Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Operating Data:

Total interest income	$2,494	$3,215	$5,158	$6,632
Total interest expense	852	1,397	1,791	2,904
Net interest income	1,642	1,818	3,367	3,728
Provision for loan losses	(51)	4,230	-	4,379
Net interest income (loss) after
provision for loan losses	1,693	(2,412)	3,367	(651)
Non-interest income	336	674	866	1,431
Non-interest expense	1,874	2,229	3,737	4,386
Income (loss) before income tax	155	(3,967)	496	(3,606)
Income tax expense (benefit)	108	(962)	250	(846)
Net income (loss)	$47	$(3,005)	$246	$(2,760)
Net income (loss) per share-basic	$0.03	$(1.94)	$0.16	$(1.78)
Net income (loss) per share-diluted	$0.03	$(1.94)	$0.16	$(1.78)

	At	At
	December 31,	June 30,
Financial Condition Data:	2009	2009

Total assets	$210,142	$229,915
Loans receivable, net	119,498	133,162
Non-performing assets	5,404	5,019
Cash and cash equivalents, including
interest-bearing deposits	18,856	26,218
Investment securities	56,150	53,536
Deposits	179,051	189,218
Borrowed funds	6,550	15,713
Stockholders' equity	24,022	23,764
Book value per share	$15.49	$15.32